Exhibit 5.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST _____ NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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FRANKFURT

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March 7, 2024

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

RE:	Keurig Dr Pepper Inc. Senior Notes Offering

Ladies and Gentlemen:

We have acted as special United States counsel to Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), in connection with the public offering of $350 million aggregate principal amount of Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”), $750 million aggregate principal amount of 5.100% Senior Notes due 2027 (the “2027 Notes”), $750 million aggregate principal amount of 5.050% Senior Notes due 2029 (the “2029 Notes”), $500 million aggregate principal amount of 5.200% Senior Notes due 2031 (the “2031 Notes”) and $650 million aggregate principal amount of 5.300% Senior Notes due 2034 (the “2034 Notes” and, together with the 2027 Notes, the 2029 Notes, and the 2031 Notes, the “Fixed Rate Notes”, and together with the Floating Rate Notes, the “Notes”), to be issued under the Indenture, dated as of March 7, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the first supplemental indenture dated as of March 7, 2024 among the Company, the Guarantors (as defined below) and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). The Notes will be guaranteed

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March 7, 2024

by the parties designated in the table on Schedule I hereto as “Opinion Party Guarantors” (the “Opinion Party Guarantors”) and the party listed on Schedule II hereto as “Non-Opinion Party Guarantor” (the “Non-Opinion Party Guarantor,” and together with the Opinion Party Guarantors, the “Guarantors”). The Notes and the Guarantees (as defined below) are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-266989) of the Company relating to the debt securities and other securities of the Company and guarantees of the Guarantors filed on August 19, 2022 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated August 19, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the preliminary prospectus supplement, dated March 4, 2024 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) the prospectus supplement, dated March 4, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e) an executed copy of the Underwriting Agreement, dated March 4, 2024 (the “Underwriting Agreement”), among the Company, the Guarantors and BofA Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company and the Guarantors to the Underwriters of the Securities;

(f) the global certificates evidencing the Notes, executed by the Company and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(g) an executed copy of the Base Indenture, including Article 10 of the Base Indenture and Article 6 of the First Supplemental Indenture, containing the guaranty obligations of the Guarantors (the “Guarantees”);

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March 7, 2024

(h) an executed copy of the First Supplemental Indenture;

(i) an executed copy of a certificate of Sudhanshu Priyadarshi, Chief Financial Officer of the Company, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Officer’s Certificate”);

(j) an executed copy of a certificate of Anthony Shoemaker, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(k) copies of each Delaware Opinion Party’s (as defined below) Certificate of Incorporation or Certificate of Formation, as applicable, certified by the Secretary of State of the State of Delaware as of February 26, 2024, and certified pursuant to the Secretary’s Certificate;

(l) a copy of the Texas Opinion Party’s (as defined below) Articles of Incorporation, certified by the Texas Secretary of State as of February 26, 2024, and certified pursuant to the Secretary’s Certificate;

(m) copies of the bylaws, operating agreement or limited liability company agreement, as applicable, as amended and in effect as of the date hereof, of each Opinion Party (as defined below), certified pursuant to the Secretary’s Certificate;

(n) a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of July 9, 2018, and certified pursuant to the Secretary’s Certificate;

(o) a copy of the Company’s Amended and Restated Bylaws, in effect as of July 9, 2018, certified pursuant to the Secretary’s Certificate;

(p) copies of certain resolutions or other actions by written consent of the Board of Directors of the Company adopted on February 6, 2024 and February 26, 2024, certified pursuant to the Secretary’s Certificate; and

(q) copies of certain resolutions or other actions by written consent of the Board of Directors or Board of Managers, as applicable, of each Opinion Party Guarantor, adopted on March 4, 2024, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the

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March 7, 2024

opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Guarantors and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the federal laws of the United States of America, (iii) with respect to the Delaware Opinion Parties, the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), as applicable, and (iv) with respect to the Texas Opinion Party, the Texas For-Profit Corporation Law (the “TFPCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, (i) “Delaware Opinion Party Guarantors” means the entities listed and identified as such on Schedule I hereto; (ii) “Delaware Opinion Parties” means the Company and each of the Delaware Opinion Party Guarantors; (iii) “Texas Opinion Party” means the entity listed and identified as such on Schedule I hereto; (iv) “Opinion Parties” means the Company and the Opinion Party Guarantors; (v) “LLC Covered Opinion Party” means each Delaware Opinion Party identified as a limited liability company in Schedule I hereto; (vi) “LLP Covered Opinion Party” means the Delaware Opinion party identified as a limited liability partnership in Schedule I hereto; and (vii) “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Notes have been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2. The Guarantees of each Opinion Party Guarantor have been duly authorized by all requisite action on the part of such Opinion Party Guarantor under the DGCL, the DLLCA, DRULPA or the TFPCL, as applicable, and, when the Notes are issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

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(b) we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Documents;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(e) the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement or document (including agreements or other documents incorporated by reference or attached or annexed thereto);

(f) we do not express any opinion whether the execution or delivery of any Transaction Document by any Opinion Party, or the performance by any Opinion Party of its obligations under any Transaction Document to which such Opinion Party is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any Opinion Party or any of its subsidiaries;

(g) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(h) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

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March 7, 2024

(i) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(j) we have assumed that subsequent to the effectiveness of the Base Indenture and immediately prior to the effectiveness of the First Supplemental Indenture, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Securities;

(k) we do not express any opinion with respect to the enforceability of Article 10 of the Base Indenture or Article 6 of the First Supplemental Indenture, as applicable, to the extent that such section provides that the obligations of the Guarantors of their Guarantees are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated; and

(l) we do not express any opinion with respect to the enforceability of the provisions contained in Article 10 of the Base Indenture or Article 6 of the First Supplemental Indenture, as applicable, to the extent that such provisions limit the obligation of the Guarantors of their Guarantees under the Indenture or any right of contribution of any party with respect to the Guarantees.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) the Non-Opinion Party Guarantor (i) was duly formed and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its formation and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its formation in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Non-Opinion Party Guarantor is a party;

(b) the Non-Opinion Party Guarantor had the limited liability company power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which the Non-Opinion Party Guarantor is a party;

(c) each of the Transaction Documents to which the Non-Opinion Party Guarantor is a party had been duly authorized, executed and delivered by all requisite limited liability company action on the part of the Non-Opinion Party Guarantor;

(d) neither the execution and delivery by each Opinion Party and the Non-Opinion Party Guarantor of the Transaction Documents to which each Opinion Party or the Non-Opinion Party Guarantor is a party nor the performance by each Opinion Party and the Non-Opinion Party Guarantor of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the articles or certificates of incorporation, certificate of formation, certificate of limited partnership, by-laws, limited liability company agreement,

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limited partnership agreement, as applicable, or any other comparable organizational document of each Opinion Party or the Non-Opinion Party Guarantor, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which each Opinion Party or the Non-Opinion Party Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or each Opinion Party’s most recent Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which each Opinion Party or the Non-Opinion Party Guarantor or its property is subject, or (iv) violated or will violate any law, rule or regulation to which each Opinion Party or the Non-Opinion Party Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

(e) neither the execution and delivery by the Company or any Guarantor of the Transaction Documents to which the Company or such Guarantor is a party nor the performance by the Company and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(f) the limited liability company agreement of each LLC Covered Opinion Party is the only limited liability company agreement, as defined under the DLLCA, of such LLC Covered Opinion Party; each LLC Covered Opinion Party has, and since the time of its formation has had, at least one validly admitted and existing member of such LLC Covered Opinion Party and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by any LLC Covered Opinion Party or their respective Board of Managers, Sole/Managing Member, or members, as applicable, that would result in, the liquidation, dissolution or winding-up of such LLC Covered Opinion Party, (ii) no event has occurred that has adversely affected the good standing of any LLC Covered Opinion Party under the laws of its jurisdiction of formation, and each LLC Covered Opinion Party has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of any LLC Covered Opinion Party’s certificate of formation; and

(g) the limited liability partnership agreement of the LLP Covered Opinion Party is the only partnership agreement, as defined under DRULPA, of such LLP Covered Opinion Party and that the partnership has, and since the time of its formation has had, at least one validly admitted and existing limited partner of the partnership and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the LLP Covered Opinion Party or its general partner or partners, that would result in the liquidation, dissolution or winding-up of such LLP Covered Opinion Party, (ii) no event has occurred that has adversely affected the good standing of the LLP Covered Opinion Party under the laws of its jurisdiction of formation, and the LLP Covered Opinion Party has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the LLP Covered Opinion Party’s certificate of limited partnership.

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March 7, 2024

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ

SCHEDULE I

Opinion Party Guarantors

Delaware Opinion Party Guarantors

Name	Jurisdiction/Entity
234DP Aviation, LLC	Delaware/Limited Liability Company
A&W Concentrate Company	Delaware/Corporation
Beverages Delaware Inc.	Delaware/Corporation
DP Beverages Inc.	Delaware/Corporation
DPS Americas Beverages, LLC	Delaware/Limited Liability Company
DPS Beverages, Inc.	Delaware/Corporation
DPS Holdings Inc.	Delaware/Corporation
Dr Pepper/Seven Up Manufacturing Company	Delaware/Corporation
Dr Pepper/Seven Up, Inc.	Delaware/Corporation
Mott’s Delaware LLC	Delaware/Limited Liability Company
Mott’s LLP	Delaware/Limited Liability Partnership
Nantucket Allserve LLC	Delaware/Limited Liability Company
Snapple Beverage Corp.	Delaware/Corporation
Splash Transport, Inc.	Delaware/Corporation
The American Bottling Company	Delaware/Corporation

Texas Opinion Party

Name	Jurisdiction/Entity
Dr Pepper/Seven-Up Beverage Sales Company	Texas/Corporation

SCHEDULE II

Non-Opinion Party Guarantor

Name	Jurisdiction/Entity
Bai Brands LLC	New Jersey/Limited Liability Company

EXHIBIT A

Officer’s Certificate

(attached)